Exhibit 99.1

February 28, 2023

Liberty Broadband Corporation Closes Private Offering of $1,265 Million of 3.125% Exchangeable Senior Debentures due 2053 and Announces Results of Its Cash Tender Offers for the Outstanding Existing Debentures

Offering of $1,265 Million of 3.125% Exchangeable Senior Debentures due 2053

ENGLEWOOD, Colo.—(BUSINESS WIRE)—February 28, 2023—Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) announced today that it has closed its previously announced private offering of $1,265 million aggregate original principal amount of its 3.125% exchangeable senior debentures due 2053 (the “Debentures”) exchangeable for Charter Communications, Inc. (“Charter”) Class A common stock, including Debentures in an aggregate original principal amount of $165 million issued pursuant to the exercise of an option granted to the initial purchasers, which was exercised in full on February 23, 2023.

Upon an exchange of Debentures, Liberty Broadband, at its option, may deliver shares of Charter Class A common stock or the value thereof in cash or any combination of shares of Charter Class A common stock and cash. Initially, 1.8901 shares of Charter Class A common stock are attributable to each $1,000 original principal amount of Debentures, representing an initial exchange price of approximately $529.07 for each share of Charter Class A common stock. A total of 2,390,977 shares of Charter Class A common stock are attributable to the Debentures. Interest is payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2023. The Debentures may be redeemed by Liberty Broadband, in whole or in part, on or after April 6, 2026. Holders of Debentures also have the right to require Liberty Broadband to purchase their Debentures on April 6, 2026. The redemption and purchase price will generally equal 100% of the adjusted principal amount of the Debentures plus accrued and unpaid interest to the redemption date, plus any final period distribution.

Liberty Broadband used the net proceeds of the offering, together with existing cash on hand, to repurchase all of the outstanding 1.75% Exchangeable Senior Debentures due 2046 of Grizzly Merger Sub 1, LLC, Liberty Broadband’s wholly owned subsidiary, all of Liberty Broadband’s outstanding 2.75% Exchangeable Senior Debentures due 2050 and a significant portion of Liberty Broadband’s outstanding 1.25% Exchangeable Senior Debentures due 2050 (each as described below).

The offering of the Debentures has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Debentures were offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Results of the Cash Tender Offers for the Outstanding Existing Debentures

Liberty Broadband announced today the expiration and results of its previously announced cash tender offers (the “Tender Offers”) to purchase any and all of the outstanding Existing Debentures.

The Tender Offers expired at 5:00 p.m., New York City time, on February 27, 2023 (the “Expiration Time”). As of the Expiration Time, an aggregate principal amount of:

(i) $14,536,000 of the 1.75% Debentures were outstanding and an aggregate principal amount of $14,536,000 or 100%, of the 1.75% Debentures were validly tendered and not validly withdrawn;

(ii) $575,000,000 of the 2.75% Debentures were outstanding and an aggregate principal amount of $575,000,000 or 100%, of the 2.75% Debentures were validly tendered and not validly withdrawn; and

(iii) $825,000,000 of the 1.25% Debentures were outstanding and an aggregate principal amount of $822,994,000 or approximately 99.76%, of the 1.25% Debentures were validly tendered and not validly withdrawn, which amount excludes no principal amount of the 1.25% Debentures that remain subject to guaranteed delivery procedures.

Liberty Broadband has accepted for payment all Existing Debentures validly tendered and not validly withdrawn prior to the Expiration Time pursuant to the settlement procedures described in the Offer to Purchase, dated February 21, 2023.

Requests for documents relating to the Tender Offers may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 487-4870 (Toll-Free) or (212) 269-5550, by email at LBRDA@dfking.com, or via the following web address: www.dfking.com/LBRDA. BofA Securities, Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC acted as the Joint Dealer Managers for the Tender Offers.

Questions regarding the Tender Offers may be directed to the Joint Dealer Managers at the contact information shown below:

BofA Securities, Inc.

Toll Free: (888) 292-0070

Collect: (980) 388-3646

Email: debt_advisory@bofa.com

Morgan Stanley & Co. LLC

Toll Free: (855) 483-0952

RBC Capital Markets, LLC

Toll Free: (212) 618-7843

Collect: (877) 381-2099

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of each of the indentures governing the Existing Debentures, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute a solicitation for an offer to purchase any security, including the Existing Debentures.

About Liberty Broadband

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation